Exhibit 10.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into as of February 21, 2006, by and between TMP Directional Marketing, LLC, a Delaware limited liability company (“TMP”), Moving.com, Inc., a Delaware corporation and wholly-owned subsidiary of TMP (“Moving.com”) (TMP and Moving.com collectively, the “Sellers”), and HSTPUS, Inc., a Delaware corporation and wholly-owned subsidiary of Homestore, Inc. (“Purchaser”).
RECITALS:
     A. The Sellers operate an online media property business which brings consumers together with providers of moving and relocation products and services, including, moving, truck rental, storage, mortgage, corporate relocation, retention, utilities and insurance services (the “Business”).
     B. This Agreement contains the terms pursuant to which Purchaser shall acquire for cash substantially all of the assets used in the operation of the Business, assume certain specified liabilities and agree to perform the Sellers’ obligations under certain specified assigned contracts and leases, all as specified herein.
AGREEMENT:
     In consideration of the Recitals and of the agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. DEFINITIONS
     As used herein, the following terms shall have the following meanings unless the context otherwise requires:
     “Acquired Assets” means all of the right, title, and interest that either of the Sellers possess and have the right to transfer related to (a) all their tangible personal property (computers, servers, telecommunications equipment, other office equipment, furniture, and supplies on hand) used primarily in the Business, including without limitation those listed on Exhibit A hereto, (b) the Business Intellectual Property, now known or heretofore existing, including but not limited to all of the domain names, urls, customer lists, mailing lists, and other Technology owned or held by the Sellers exclusively related to the Business, including any remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) all agreements, contracts, licenses, and other similar arrangements relating primarily to the Business, including marketing, advertising, customer, vendor and any other related purchase and sale agreements, as listed on Disclosure Schedule 3.20(a), and copies of all documentation and correspondence with respect thereto (the “Contracts”), (d) advertising and promotional materials, catalogs, studies, reports, newsletters, archives and other printed or written materials or electronic versions thereof, pertaining primarily to the marketing and sale of goods or services by the Business (the “Materials”) and (e) accounts receivable and trade receivables in respect of the Business; except and excluding in each case all Excluded Assets.
     “Assumption and Assignment Agreement” refers to that document set forth in Exhibit F-3.
     “Assumed Liabilities” means the following liabilities and obligations of the Sellers with respect to the Business arising after the Closing Date, related to the Acquired Assets: (a) all liabilities and obligations of the Sellers under the Contracts or related to the Acquired Assets, but not including any such liabilities or obligations that arose as a result of any breach or alleged breach by the Sellers on or before the Closing Date of any agreements, contracts, leases, licenses, or other arrangements, (b) any obligations or liabilities arising from or relating to the operation of the Business or sale of any products or services provided after the Closing Date, and (c) those additional liabilities and obligations of the Sellers with respect to the Business which Purchaser specifically assumes hereunder, including those set forth on Exhibit B; provided, however, that the Assumed Liabilities shall expressly exclude the Excluded Liabilities.
     “Balance Sheet” shall mean the pro-forma balance sheet as of the Balance Sheet Date for the Business prepared in accordance with GAAP.
     “Balance Sheet Date” shall mean December 31, 2005.
     “Business” has the meaning set forth in the Recitals.
     “Business Intellectual Property” shall mean (i) all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying exclusive Business assets or related product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, relating exclusively to the Business (collectively “Patents”); (iii) trade secrets, know-how, including confidential and other non-public information, relating exclusively to the Business and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (iv) copyrights in writings, artwork, clipart, webart, sounds, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction relating exclusively to the Business; (v) all designs and plans (in paper and electronic form) relating exclusively to the Business; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) Internet Web sites and domain names exclusively related to the Business, including, but not limited to moving.com and mortgagequotes.com and registrations or applications for registration thereof; (viii) all Technology exclusively related to the Business; (ix) books and records describing or used in connection with any of the foregoing; and (x) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing, all of which shall be listed on Disclosure Schedule 3.7(a).
     “Closing Date” shall mean the date first above written.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Disclosure Schedule” has the meaning set forth in Section 3 below.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement provided by Sellers to the Employees.
     “Employees” means those individuals employed by Sellers in respect of the Business and listed on Exhibit C hereto, which list includes any individual who is on an approved leave of absence, vacation, or short-term disability.
     “Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge, or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.
     “Environmental Law” means any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any hazardous materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control.
     “Escrow Agreement” shall have the meaning set forth in Section 2.3 below.
     “Escrow Agent” shall mean Wells Fargo Bank.
     “Escrow Amount” shall mean amounts held by the Escrow Agent from time to time under the Escrow Agreement.
     “Excluded Assets” shall mean the following assets of the Sellers: (i) the Sellers’ rights under this Agreement (including the Sellers’ rights to the consideration paid and payable under this Agreement), (ii) all cash, cash equivalents and short term investments of the Sellers, (iii) all assets related to any Employee Benefit Plan, pension plan, collective bargaining, union, labor or employment agreement and all assets related to health benefits, (iv) policies of insurance covering the Sellers, (v) all personnel records and other records that the Sellers are required by law to retain in their possession, although the Sellers will make copies available, as appropriate, to Purchaser of all such personnel records, (vi) the Sellers’ organization documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers and the Sellers’ predecessors, (vii) all rights to any refunds, rebates or allowances, including without limitation any refunds of Taxes arising on or before the Closing Date, (viii) any assets, agreements or related items (whether or not related to the Business or the Acquired Assets) exclusively held by Interface Realty, Inc., and (ix) the items listed on Schedule 1 attached hereto.
     “Excluded Liabilities” shall mean (a) any obligations or liabilities arising from or relating to the operation of the Business or sale of any products or services provided as of, or prior to, the Closing Date which is not expressly assumed by Purchaser herein, (b) any liability not related to the Business, (c) all liability for Pre-Closing Taxes, (d) any liability for costs and expenses (including legal fees and expenses) that the Sellers have incurred in connection with this Agreement and the transactions contemplated hereby, (e) any other liability or obligation of the Sellers under this Agreement, (f) related to obligations stemming from any of the Sellers’ employee benefit, vacation or retirement plans; any liabilities arising on or prior to the Closing Date or as a result of the transaction contemplated hereunder for severance, bonuses or any other form of compensation to any employees, agents or independent contractors of the Sellers related to the period on or prior to the Closing Date, whether or not employed by Purchaser after the Closing Date and whether or not arising under any applicable employee law, benefit plan or other arrangement with respect thereto, and (g) any other liability or obligation not specifically assumed hereunder.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis.
     “Governmental Agency” means (a) any international, foreign, federal, state, county, province, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.
     “Hired Employees” has the meaning set forth in Section 5.3.
     “Indemnified Party” has the meaning set forth in Section 6.2(d) below.
     “Indemnifying Party” has the meaning set forth in Section 6.2(d) below.
     “knowledge” means actual knowledge after due inquiry.
     “Lease” shall mean that certain Lease dated September 2005, with CIL Cedar, LLC, a Massachusetts limited liability company, with respect to the Leased Premises.
     “Leased Premises” means the commercial office premises located at 225 Cedar Hill Street, Marlborough, Massachusetts.
     “Legal Requirement” means any federal, state, local provincial, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit,

principle of common law, regulation, statute or treaty.
     “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.
     “Material Adverse Effect” means a material adverse change in or effect with respect to the condition (financial or other) or operations of the Acquired Assets, Assumed Liabilities or the Business.
     “Net Working Capital” means the total current assets of the Business (excluding accounts receivable with aging in excess of ninety (90) days, intercompany accounts and deferred tax assets) less total current liabilities of the Business assumed by the Purchaser hereunder.
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Government Agency or by any arbitrator.
     “Ordinary Course of Business” means an action which is consistent with the past practices of the Sellers and is taken in the ordinary course of the normal day-to-day operations of the Business.
     “Parties” or “Party” shall mean Moving.com, TMP and Purchaser or any of them.
     “Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.
     “Pre-Closing Taxes” shall mean any tax payable with respect to the Business (including but not limited to the Acquired Assets), or other properties or operations of the Sellers or of any member of any affiliated group of which the Sellers are members attributable to a taxable period ending on or prior to the Closing Date
     “Profit and Loss Statements” shall mean the pro-forma profit and loss statements for the Business, prepared in accordance with GAAP, for each of 2004 and 2005.
     “Purchase Price” shall be Eight Million Nine Hundred Twenty Five Thousand Dollars ($8,925,000), as may be adjusted pursuant to Section 2.4.
     “Purchaser Confidential Information” has the meaning set forth in Section 5.2 below.
     “Seller Confidential Information” has the meaning set forth in Section 5.2 below.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, when computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Returns” means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including amendments thereof, required to be filed by a Party with respect to Taxes.
     “Technology” means any or all of the following used by either of the Sellers in the operation of the Business: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, tools, methods, processes and technology; (iii) confidential or proprietary information, including technical data, tools, methods and processes; (iv) databases, data compilations, data collections and technical data; (v) logos, trade names, trade dress, trademarks, world wide web addresses and domain names; (vi) all know-how, trade secrets, and other confidential or proprietary information including, without limitation, methodologies, processes, customer lists, supplier lists, products plans, service plans and rights in research and development, and software applications, both owned and licensed; and (vii) all instantiations of the foregoing in any form and embodied in any media.
     “Third-Party Claim” has the meaning set forth in Section 6.2(d) below.
     “Transfer Taxes” means any sales, transfer, documentary, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) and related fees (including any penalties, interest and additions to such taxes) incurred in connection with this Agreement and the transactions contemplated herein.
     “Transition Services Agreement” shall mean the Transition Services Agreement substantially in the form attached as Exhibit F-5
2. PURCHASE AND SALE OF ASSETS
     2.1 Purchase and Sale. On the Closing Date, subject to the terms and conditions of this Agreement, the Sellers shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase and accept from the Sellers, all of the Sellers’ right, title and interest in and to all of the Acquired Assets.
     2.2 Assumption of Liabilities. On the Closing Date, subject to the terms and conditions of this Agreement, Purchaser shall assume and become responsible for all of the Assumed Liabilities.
     2.3 Purchase Price. On the Closing Date, Purchaser shall cause the Purchase Price to be delivered as follows:

     (i) An amount equal to (A) Eight Million Four Hundred Twenty Five Thousand Dollars ($8,425,000) shall be delivered to the Sellers in cash via wire transfer to such bank account as directed by the Sellers; and
     (ii) Five Hundred Thousand Dollars ($500,000) shall be delivered to the Escrow Agent to be held in accordance with the terms and conditions of an Escrow Agreement in the form of Exhibit D in order to secure the indemnification obligations of the Sellers as set forth in Section 6.2. Such Escrow Agreement provides that the funds so delivered into escrow, including interest thereon, shall be held in an interest bearing account for a period of one (1) year. Such funds, less any amounts distributed to Purchaser in satisfaction of indemnification claims, if any, shall be delivered to the Sellers on the first anniversary of the Closing Date, provided that in the event Purchaser has made a claim against the Sellers for indemnification hereunder during the escrow period, then the escrow shall not terminate with respect to such portion of the escrowed funds in an amount equal to the amount so claimed by Purchaser, subject to the objection of the Sellers and subsequent arbitration of the matter as provided in the Escrow Agreement.
     2.4 Purchase Price Adjustment.
     (a) As soon as reasonably practical after the Closing, but in no event more than thirty (30) days after the Closing Date, the Sellers and Purchaser shall jointly prepare a pro-forma balance sheet of the Business as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) to confirm that the Business as of the Closing Date had Net Working Capital equal to zero. The Closing Date Balance Sheet shall be prepared in accordance with GAAP consistent with the preparation of the Balance Sheet. In connection with its preparation of the Closing Date Balance Sheet, neither Purchaser nor the Sellers shall introduce new or different judgments, line items, reserves, accounting methods, policies, practices, procedures, classifications or estimation methodologies, except to the extent consistent with the preparation of the Balance Sheet. However, to the extent agreed upon in writing by the Parties, there may be an introduction of a new or different judgment, accounting method, policy, practice, procedure or estimation method or line items in the Closing Date Balance Sheet, and the Balance Sheet shall be reduced or increased, as appropriate, to reflect such new or different judgment, accounting method, policy, practice, procedure or estimation method or line item (the “Revised Target”). In the event the Net Working Capital is greater than zero or Revised Target, as the case may be, then Purchaser shall pay to the Sellers an amount equal to such difference; and to the extent Net Working Capital is less than zero or Revised Target, as the case may be, then the Sellers shall pay Purchaser an amount equal to such difference; any such payments shall be made within five business days after the Sellers and Purchaser agree on Closing Date Balance Sheet.
     (b) During the thirty (30) day-period after the Closing Date, the Sellers and Purchaser shall cooperate with each other to resolve any disagreements between them with respect to the Closing Date Balance Sheet. In the event the Sellers and Purchaser shall not reach agreement on all aspects of preparing the Closing Date Balance Sheet within thirty (30) days following the Closing Date, then any matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to Purchaser and the Sellers (the “Arbiter”), and Purchaser and the Sellers shall promptly deliver to the Arbiter the disputed aspects of the Closing Date Balance Sheet. If Purchaser and Sellers are unable to agree on the choice of a public accounting firm as Arbiter, they will select a nationally-recognized public accounting firm by lot (after excluding their respective regular public accounting firms). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by the Sellers and Purchaser to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Net Working Capital of the Business as of the Closing Date. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from the disputed Closing Date Balance Sheet, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Closing Date Balance Sheet or less than the lowest value for such item claimed by either party in the Closing Date Balance Sheet. Purchaser and the Sellers shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Purchaser and the Sellers.
     (c) Purchaser and the Sellers shall each bear one-half of the fees and expenses of the Arbiter.
     (d) Within five Business Days after the final determination by the Arbiter of the calculation of the Net Working Capital of the Business as of the Closing Date, in the event the Net Working Capital is greater than zero or the Revised Target, as the case may be, then Purchaser shall pay to the Sellers an amount equal to such difference; and to the extent Net Working Capital is less than zero or the Revised Target, as the case may be, then the Sellers shall pay Purchaser an amount equal to such difference.
     (e) Nothing in this Section 2.4 or in the statements, reports or documents contemplated hereby shall affect the parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.
     2.5 Excluded Liabilities. Purchaser is not assuming any Excluded Liabilities. The Sellers shall be responsible for the payment of all Excluded Assets after the Closing Date. All Transfer Taxes shall be paid fifty percent by the Sellers and fifty percent by Purchaser.
3. SELLERS’ REPRESENTATIONS AND WARRANTIES
     TMP and Moving.com hereby jointly and severally represent and warrant to Purchaser, as of the date hereof, as follows, except as set forth in the attached disclosure schedules (the “Disclosure Schedule”):
     3.1 Organization and Good Standing. As of the Closing Date, Moving.com is: (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the Acquired Assets in connection with the Business; and (b) is duly qualified to operate the Business, and is in good standing, in each jurisdiction where the ownership of property or the conducting of the requires such qualification. TMP is a Delaware limited liability company, duly organized, legally existing and in good standing under the laws of the State of Delaware and has full power, ability and authority to conduct its business as it is now conducted, to enter into this Agreement and to carry out the other transactions and agreements contemplated hereby.
     3.2 Due Execution; No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of each of the Sellers, including the consent or approval of each of their Board of Directors. This Agreement has been duly executed and delivered by Moving.com and TMP and is a valid and binding obligation of Moving.com and TMP, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (a) conflict with or violate any provision of Moving.com’s or TMP’s charter, bylaws or other governing instrument, or any Legal Requirement or any Order which is either applicable to, binding upon or enforceable against Moving.com, TMP or the Business; (b) except as set forth in Disclosure Schedule 3.2 for which consent is required and has or will be obtained by the Closing Date, result in any breach of or default, or trigger any requirement to obtain the consent of any third party, under any Contract; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is material to the Business; or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.
     3.3 No Default. To Sellers’ knowledge, neither of the Sellers is in default under any of the Contracts and no third party is in default under any of the Contracts.
     3.4 Permits. All Permits required for the operation of the Business as currently conducted and/or use of the Acquired Assets as currently used are current and valid. A list of all such Permits is attached as Disclosure Schedule 3.4. Each of the Sellers is in material compliance with all Legal Requirements in respect of the operation of the Business and the use of the Acquired Assets.
     3.5 Title to Assets. The Sellers are the sole and exclusive owners of and have good and marketable title to all of the Acquired Assets, free and clear of any Encumbrances, except as otherwise provided in Disclosure Schedule 3.5.
     3.6 Sufficiency of Assets. Except for the items listed on Disclosure Schedule 3.6: (a) the Acquired Assets constitute all of the assets used by the Sellers to conduct the Business as of the Closing Date, (b) there are no assets necessary for the conduct of the Business as presently conducted that will not be transferred, licensed or leased to Purchaser pursuant to this Agreement, and (c) each item of personal property is in good operating condition, subject to ordinary wear and tear, and is suitable for the operation of the Business.
     3.7 Business Intellectual Property.

     (a) Disclosure Schedule 3.7(a) contains a complete list of all the Business Intellectual Property (and separately identifies the Business Intellectual Property owned by third parties which is licensed to either of the Sellers).
     (b) Except as set forth in Disclosure Schedule 3.7(b), to Sellers’ knowledge, there is no information, material, fact, or circumstance, that would render any of the Business Intellectual Property invalid, unenforceable or unusable.
     (c) Each item of Business Intellectual Property is free and clear of any Encumbrances or, to Seller’s knowledge, any adverse claims. The Sellers are the exclusive owners or licensees of all Business Intellectual Property and have sole and exclusive rights to the use thereof in connection with the services, products and Technology related to and used by the Business. Neither of the Sellers are contractually obligated to pay any compensation to any third party in respect thereof, other than licensing fees and royalties set forth in the applicable license agreements and referenced in Disclosure Schedule 3.7(c).
     (d) Immediately after the Closing Date, Purchaser will be permitted to exercise all of Moving.com’s rights under such licenses, sublicenses and other contracts related to Business Intellectual Property to the same extent Moving.com would have been able to had the transactions contemplated hereunder not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Sellers would otherwise be required to pay and without obtaining the consent or permission of any party to such licenses, sublicenses and other contracts except for third party consents set forth in Disclosure Schedule 3.7(d).
     (e) To Sellers’ knowledge, neither the Business Intellectual Property nor the operation of the Business as of the Closing Date infringes upon, misappropriates or otherwise violates any Technology or other intellectual property right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under any state or federal law or the law of any foreign jurisdiction where the Business is or has been conducted.
     (f) No Business Intellectual Property, or service or product of the Business is subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof by the Sellers.
     3.8 Employment and Employee Benefit Matters.
     (a) Disclosure Schedule 3.8(a) contains a correct and complete list of Employees with respect to which the Business has any liability, and a copy of each employment agreement, termination notice, separation or settlement agreement, release or any other related agreement has been made available to the Purchaser. There are no complaints, demands, claims or charges outstanding or anticipated, to each of the Sellers’ knowledge, relating to the employment of such individuals.
     (b) Disclosure Schedule 3.8(b) contains a correct and complete list of all Employee Benefit Plans maintained, or otherwise contributed to or required to be contributed to, by the Sellers for the benefit of Employees, and sets out a description of all policies, handbooks and manuals relating to employment matters, including any related communications, reports, audits or filings in respect of such Employee Benefit Plans.
     (c) Except as set forth in Disclosure Schedule 3.8(c), neither of the Sellers have obligations to the Employees other than for (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Sellers, and (iii) other standard employee benefits made generally available to all employees.
     (d) All accruals for unpaid Employee Benefit Plans, including, without limitation, premiums for employment insurance, workers’ compensation, group insurance plans and employee income taxes have been accurately reflected in the books and records of the Business and there are no other liabilities, payments, contributions, penalties or fines outstanding or anticipated in respect to the above.
     (e) Neither of Moving.com nor the Business is a party to or bound by or subject to any collective bargaining agreement or other similar arrangement with any labor union or employee association nor has it made any commitment to or conducted any negotiation or discussion with any labor union or employee association with respect to any future agreement or arrangement and, to each of the Sellers’ knowledge, there is no current application for certification or other attempt to organize or establish any labor union or employee association with respect to the Employees.
     (f) There are no existing or, to each of the Sellers’ knowledge, threatened labor strikes, slow downs, work stoppages or other similar labor troubles affecting the Business or any other controversies or unfair labor practice proceedings or any organizational efforts presently being made or threatened by or on behalf of any labor union.
     (g) None of the Employees, or any members of their immediate families, are indebted to Moving.com.
     (h) To each of the Sellers’ knowledge, no Employee or member of their immediate families is, directly or indirectly, a party to any contract with Moving.com.
     3.9 Taxes and Fees. (a) The Sellers have paid or adequately provided for any Taxes that have been or will be levied, assessed, or imposed upon any of the Acquired Assets and Assumed Liabilities with regard to any taxable period ending on or prior to the Closing Date; (b) the Sellers have filed or will file all tax returns and reports required by federal, state and local tax authorities in respect of Taxes that have been or will be levied, assessed or imposed upon any of the Acquired Assets with regard to any taxable period prior to or including the Closing Date; (c) the returns so filed are correct, true and complete in all material respects; (d) there are no ongoing examinations or claims relating to Taxes payable with regard to the Acquired Assets, and no written notice of any audit, examination or claim relating to Taxes payable with regard to the Acquired Assets, whether pending or threatened, has been received; (e) the Sellers have not waived any statute of limitations in respect of any Taxes payable with regard to the Acquired Assets or agreed to any extension of time with respect to any assessment or deficiency relating to Taxes payable with regard to the Acquired Assets; (f) the Sellers have withheld and paid over to the proper taxing authorities all Taxes payable with regard to the Acquired Assets (or the operation thereof)

required to have been withheld and paid over, and complied with all related information reporting and backup withholding requirements, including maintenance of required records with respect thereto; (g) there are (and as of the Closing Date there will be) no Encumbrances on the Acquired Assets relating to or attributable to Taxes.
     3.10 No Litigation. There are no existing suits, litigation or administrative hearings, nor, to each of the Sellers’ knowledge, suits, litigation or administrative action threatened, against either of the Sellers that are related to the Business or the Acquired Assets, including, without limitation any complaints filed against either of the Sellers with any Governmental Agency or better business bureau. Neither of the Sellers has filed any voluntary petition in bankruptcy, nor have they been served with or otherwise received notice of any involuntary petition in bankruptcy having been filed against either of the Sellers. Neither the Business nor the Acquired Assets is subject to any Order, that affects the Acquired Assets or the operation of the Business or which would or might interfere with the transactions contemplated by the transaction documents.
     3.11 Financial Statements. The Balance Sheet, the Profit and Loss Statements and related statements of cash flow and other schedules for the periods then ended and the notes thereto, if any (collectively, the “Financial Statements”) are included as Disclosure Schedule 3.11. Except as set forth on Disclosure Schedule 3.11, the Financial Statements present fairly the financial condition and the results of operations of the Business as of the dates and for the periods indicated thereon in all material respects and are in accordance with the books of account and records of the Business.
     3.12 Undisclosed Liabilities. As of the Balance Sheet Date, the Business had no Liabilities with respect to the period arising prior to the Closing Date, except for Liabilities: (i) reflected or reserved for on the Balance Sheet, (ii) relating to performance obligations under leases or contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the Balance Sheet, or (iii) which are being retained by Sellers as Excluded Liabilities.
     3.13 Material Adverse Effect. Except as provided on Disclosure Schedule 3.13, since the Balance Sheet Date, there has not been any Material Adverse Effect, nor to Sellers’ knowledge have any events occurred nor do any circumstances exist which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
     3.14 Accounts Receivable. All accounts receivable of the Business that are reflected on the Balance Sheet or in the accounting records of the Sellers relating to the Business as of the Closing Date (collectively, the “Accounts Receivable”) represent obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Seller’s knowledge, there is no contest, claim, or right of set-off, other than returns or other set-offs in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the validity of such Accounts Receivable and not reserved for on the Balance Sheet. Schedule 3.14 sets forth the aging of such Accounts Receivable.
     3.15 Interim Operations.

     Since the Balance Sheet Date, the Sellers have operated the Business only in the Ordinary Course of Business and, except as set forth in Disclosure Schedule 3.15, with regards to the Business has not:
     (a) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;
     (b) mortgaged or pledged any of its assets, tangible or intangible;
     (c) canceled or agreed to cancel any debts or claims of the Business, except in the Ordinary Course of Business;
     (d) suffered any extraordinary losses or, except in the Ordinary Course of Business, waived any material rights related to the Business;
     (e) terminated any contract, or received any termination notice or claim of any breach from a third party regarding any, agreement, license, or other instrument (including any material traffic and/or private label agreement) to which it is a party related to the Business, except in the Ordinary Course of Business; or
     (f) increased the rate of compensation payable by it to any Employee, whose compensation is determined other than by multiplying the number of hours worked by an hourly rate, over the rate being paid or accrued to them as of the Balance Sheet Date.
     3.16 Customers and Suppliers. Except as set forth on Disclosure Schedule 3.16, to the Seller’s knowledge, (a) Moving.com is not engaged in a material dispute with any customer or consumer of or major supplier to the Business and (b) there has been no material adverse change in the business relationship of the Sellers with any customer or supplier since the Balance Sheet Date, and, (c) no customer or supplier of the Business has threatened in writing any materially adverse modification or change in the business relationship with Moving.com.
     3.17 Leased Property.
     (a) Neither of the Sellers owns any real property related to the Business.
     (b) Except as set forth on Disclosure Schedule 3.17, the Lease is in full force and effect and is the only lease relating to the Business. Moving.com has performed all material obligations required to be performed by it to date under the Lease and Moving.com nor, to each of the Sellers’ knowledge, any other party thereto is in material default under the Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). No amount due under the Lease remains unpaid other than rental amounts for the current open monthly period, and no material controversy, claim, dispute or disagreement exists between the parties to the Lease. The Sellers have delivered to the Purchaser a copy of the Lease, and any amendments thereto.
     (c) To each of the Sellers’ knowledge, all improvements on the Leased Property and the operations therein conducted conform in all material respects to all applicable Legal Requirements, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which would not have a Material Adverse Effect. To each of the Sellers’ knowledge, all buildings, structures, improvements and fixtures owned, leased or used by the Sellers in the conduct of the Business are in good operating condition and repair.
     (d) All public utilities required for the operation of the Leased Property and necessary for the conduct of the Business as presently conducted are installed and operating, and all installation and connection charges, to each of the Sellers’ knowledge, are paid in full in accordance with the terms of such public utility accounts.
     (e) Except as set forth in Disclosure Schedule 3.17(e), the Lease and the Leased Property is not subject to any other lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof relating to the Business.
     (f) To each of the Sellers’ knowledge, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which Moving.com is responsible under the Lease in the buildings or improvements are in good working order and condition.
     3.19 Environmental Matters.
     Except as set forth on Disclosure Schedule 3.19, the Sellers:
     (a) have no Liability, whether contingent or otherwise, under any Environmental Law relating to the Leased Property or the Business; and
     (b) no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to the operation of the Business or the Leased Property has been received by or threatened in writing against either of the Sellers.
     3.20 Contracts.
     (a) Disclosure Schedule 3.20(a) hereto lists all of the Contracts.
     (b) Except as set forth on Disclosure Schedule 3.20(b), neither of the Sellers are a party to or bound by any of the following, which are material to the properties, conduct, operations or financial condition of the Business or are otherwise material to the Business:
     (i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to indebtedness;
     (ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the Ordinary Course of Business in connection with the deposit of items for collection, and statutory warranties;
     (iii) agreement or arrangement for the sale or lease of any of the Acquired Assets other than in the usual, regular and Ordinary Course of Business;
     (iv) contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

     (v) distribution, dealership, representative, broker, sales agency, advertising or consulting contract excepting any such contract that is terminable at will, or by giving notice of 30 days or less, without Liability; or
     (vi) agreement imposing non-competition or exclusive dealing obligations on it.
     (c) Each Contract is valid, binding, and enforceable against the Sellers and, to Sellers’ knowledge, the other parties thereto in accordance with its terms, and is in full force and effect. Each of the Sellers has performed all obligations required to be performed by them to date under each of the Contracts. To Sellers’ knowledge and except as set forth in Disclosure Schedule 3.20(c), no other party thereto is in breach of or default under any Contract (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).
     3.21 Brokers’ Fees. Except as set forth in Disclosure Schedule 3.21, neither of the Sellers has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.
4. PURCHASER’S REPRESENTATIONS AND WARRANTIES
     Purchaser represents and warrants to the Sellers as follows:
     4.1 Organization. Purchaser is a Delaware corporation, duly organized, legally existing and in good standing under the laws of the State of Delaware and has full power, ability and authority to conduct its business as it is now conducted, to enter into this Agreement and to carry out the other transactions and agreements contemplated hereby.
     4.2 Due Authorization. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of Purchaser’s charter, bylaws, operating agreement or other governing instruments, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser; or (ii) result in any breach of or default under any material mortgage, contract, agreement, indenture, trust, written agreement or other instrument which is either binding upon or enforceable against Purchaser.
5. POST-CLOSING COVENANTS
     Purchaser and the Sellers agree as follows with respect to the period following the Closing Date:

     5.1 Further Cooperation. In case at any time after the Closing Date any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 6 below).
     5.2 Confidentiality.
     (a) The Sellers agree that for a period of two (2) years from the Closing Date, they will not (i) divulge any Purchaser Confidential Information to third parties or (ii) use or permit to be used any Purchaser Confidential Information for their own benefit. For this purpose, “Purchaser Confidential Information” shall mean all information pertaining to the Business, Assumed Liabilities, and Acquired Assets. Purchaser Confidential Information shall not include any information that: (X) is generally known to the online media industry, (Y) is now or subsequently becomes available to third parties who are not under a duty of confidentiality through no fault of the Sellers or (Z) is released or approved for release by Purchaser without restriction. Notwithstanding the foregoing, the Sellers may disclose Purchaser Confidential Information (1) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by applicable law, rule or regulation, provided that reasonable notice to Purchaser of said disclosure is provided by the Sellers, (2) on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors, or (3) in any legal proceedings that arise in connection with this Agreement or the transactions contemplated herein and therein.
     (a) The Purchaser agrees that for a period of two (2) years from the Closing Date, Purchaser will not (a) divulge any Seller Confidential Information to third parties or (b) use or permit to be used any Seller Confidential Information for Purchaser’s own benefit. For this purpose, “Seller Confidential Information” shall mean all information pertaining to the business of the Sellers that is not included in the Acquired Assets, Assumed Liabilities, or the Business. Seller Confidential Information shall not include any information that: (X) is generally known to the online media industry, (Y) is now or subsequently becomes available to third parties who are not under a duty of confidentiality through no fault of the Purchaser or (Z) is released or approved for release by Sellers without restriction. Notwithstanding the foregoing, the Purchaser may disclose Seller Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by applicable law, rule or regulation, provided that reasonable notice to Sellers of said disclosure is provided by the Purchaser, (ii) on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors, or (iii) in any legal proceedings that arise in connection with this Agreement or the transactions contemplated herein and therein.
     5.3 Employees.
     (a) Purchaser agrees to offer employment effective as of the Closing Date to all of the Employees (the “Hired Employees”), with the exception of the employees listed on Exhibit E. Purchaser shall become responsible for payment of all salaries and all other claims, costs, expenses, liabilities and other obligations relating to Purchaser’s employment of the Hired Employees accruing or occurring from and after the Closing Date, but only to the extent related to periods following the Closing Date.
     (b) The Hired Employees shall cease to participate in any Employee Benefit Plans maintained by Sellers effective on the Closing Date and shall commence participation in the employee benefit plans or programs established or maintained by Purchaser (“Purchaser Plans”) effective after the Closing Date; provided however, that the Hired Employees shall continue to participate in the Delta Dental, United Medical and Prescription, and Aetna insurance programs maintained by Sellers (collectively, the “Seller Health Plans”) though the last day of the month in which the Closing Date occurs. Purchaser shall reimburse Sellers for any and all costs related to claims incurred by Hired Employees under Seller Health Plans during the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs. To the extent permissible under applicable law and the provisions of the Purchaser Plans, Purchaser shall (i) cause Hired Employees to be credited with service with Sellers for purposes of eligibility and vesting under the Purchaser Plans, (ii) cause any Purchaser Plan that is a health plan to provide credit for continuous creditable enrollment toward any pre-existing condition exclusions with respect to the Hired Employees (and their beneficiaries and dependants) and (iii) grant full credit to the Hired Employees (and their beneficiaries and dependents) under the Purchaser Plans for deductibles and out of pocket maximums attributed to participation in the Employee Benefit Plans maintained by Sellers that are health plans immediately prior to the Closing Date to the extent such amounts were credited under the such Employee Benefit Plans maintained by Sellers.
     (c) From the Closing Date until the first anniversary thereof, neither of the Sellers will hire as an employee, or retain as an independent contractor or otherwise obtain the services of, any of the Hired Employees; provided that Sellers shall not be precluded from hiring any Retained Employee who was subsequently terminated by Purchaser at least 90 days prior to being offered new employment by Seller. From the first anniversary of the Closing Date until the second anniversary of the Closing Date, the Sellers will not actively solicit for employment any of the Retained Employees, provided that Sellers shall not be precluded from hiring any Retained Employee who was subsequently terminated (including constructive termination) by Purchaser at least 90 days prior to being offered new employment by Seller. Notwithstanding anything contained herein to the contrary, Sellers shall not be restricted from making any general solicitation for employees or public advertising of employment opportunities not specifically targeted at the Retained Employees.
     5.4 Payments Received after Closing Date/AR Collection Assistance. To the extent either of the Sellers receives after the Closing Date any payments, other than those payments received under this Agreement, relating to the operation of the Business either before or after the Closing Date (the “Accounts Receivable”), the Sellers will promptly remit any such payments to Purchaser. The Sellers hereby agree to provide Purchaser with reasonable assistance in connection with Purchaser’s collection of the Accounts Receivable pursuant to the terms and conditions of the Transition Services Agreement, provided that such assistance shall not be subject to the limitations of liability and indemnification set forth in Section 11 and 12 of the Transition Services Agreement. The Parties agree that the Closing Date Balance Sheet shall set forth, as of the Closing Date, the Accounts Receivable with aging less than ninety (90) days (the “Closing Date Accounts Receivable”). With respect to the Accounts Receivable arising on or before the Closing Date, in the event within 180 days following the Closing Date the amount of such Accounts Receivable collected by Purchaser is less than the amount of the Closing Date Accounts Receivable, then the Sellers shall pay to Purchaser such difference within five (5) business days after written notice thereof by Purchaser.
     5.5 Non-competition.
     (a) For a period of two (2) years following the Closing Date, each of the Sellers shall not (i) engage in activities which are directly competitive with the Business; or (ii) have interactions with any of the customers or suppliers of the Business (with the understanding that the Sellers may interact with customers or suppliers of the Business with respect to activities that are not directly competitive with the Business, including without limitation with respect to the Sellers’ advertising agency services such as yellow pages, internet yellow pages, search engine optimization, and search engine marketing); provided, however, that the Sellers may purchase or otherwise own up to five percent (5%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g), or subject to Section 15(d), of the Securities Exchange Act. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be deemed to limit or restrict the activities and operations of TMP and its subsidiaries (other than Moving.com) as currently conducted on the Closing Date.
     (b) The Sellers acknowledge and agree that the covenants set forth in this Section 5.4 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (b), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.
     5.6 Redirect of Internet Traffic. TMP agrees that without the prior written consent of Purchaser, that TMP shall not amend, terminate or waive any of its rights pursuant to Section 8.1 and the first sentence of Sections 8.10(b) or 8.10(e) of that certain Purchase Agreement dated June 1, 2005 between TMP, TMP DM, Inc. and Monster Worldwide, Inc. (“MNST”). TMP and Moving.com agree to provide notice on or as soon as is reasonably possible after the Closing Date to MNST that internet traffic should be redirected from the URL’s purchased by Purchaser hereunder to the URL’s designated by Purchaser in writing on or, upon reasonable written notice, after the Closing Date.
     5.7 Name Change. Moving.com agrees that on the Closing Date it will take all action required to change its name to one that is not similar to Moving.com, Inc. and shall take such further actions (including the execution and delivery of such further instruments and documents) as the Purchaser reasonably may request in order for Purchaser to change its name to Moving.com, Inc.

6. SURVIVAL, INDEMNIFICATION
     6.1 Survival.
     All representations, warranties and covenants made and given in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date, subject to any limitations set forth herein until the eighteen (18) month anniversary of the Closing Date, except with respect to those representations and warranties set forth in (y) Sections 3.5 and 3.7, which such representations shall terminate on the third anniversary of the Closing Date and (z) Sections 3.1, 3.2 and 3.9, which such representations shall not terminate.
     6.2 Indemnification.
     (a) The Sellers, jointly and severally, shall indemnify, defend and save Purchaser harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by Purchaser, its successors and permitted assigns:
          (i) caused by any breach of any representation, warranty, covenant or other undertaking made by the Sellers in this Agreement;
          (ii) related to any Tax payable with respect to the Business (including but not limited to the Acquired Assets), or other properties or operations of the Sellers or of any member of any affiliated group of which either of the Sellers is a member attributable to a taxable period ending on or prior to the Closing Date;
          (iii) related to the Excluded Assets or constituting an Excluded Liability;
          (iv) non-compliance with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated by this Agreement; or
          (v) the failure to obtain any consents required to assign the Contracts, including the Lease, to Purchaser.
No indemnification shall be payable to Purchaser under this Section 6.2(a) until and after such losses aggregate Fifty Thousand Dollars ($50,000). Purchaser shall notify the Sellers promptly of any written actions, claims or demands against Purchaser of which the Sellers are responsible hereunder, specifying the basis and amount thereof in reasonable detail.
     (b) Notwithstanding anything contained elsewhere in this Agreement, the Sellers’ combined total aggregate liability for indemnification (i) under Section 6.2(a) shall not exceed an amount equal to fifty percent (50%) of the Purchase Price (the “General Indemnification Cap”), and notwithstanding the foregoing (ii) for a breach of the representations and warranties set forth in

Sections 3.1, 3.2 or 3.9 or for claims involving fraud, willful misconduct or intentional misrepresentation or breach by the Sellers shall not exceed the Purchase Price (the “Special Indemnification Cap” and collectively with the General Indemnification Cap, the “Indemnification Caps”). Any indemnification amounts paid by Sellers to Purchaser under the Transition Services Agreement shall result in a dollar-for-dollar reduction of each of the Indemnification Caps.
     (c) Purchaser shall indemnify, defend and save the Sellers harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by the Sellers, or their successors and assigns, (i) proximately caused by any breach of any representation, warranty, covenant or other undertaking made by the Purchaser in this Agreement or (ii) related to any obligation or liability arising with respect to the operation of the Business after the Closing Date. The Sellers shall notify the Purchaser promptly of any written actions, claims or demands against the Sellers of which the Purchaser is responsible hereunder specifying the basis and amount thereof in reasonable detail.
     (d) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing specifying the claimed basis and amount thereof in reasonable detail. Failure to so notify shall not be deemed a waiver of, or otherwise affect, the Indemnifying Party’s obligations unless the Indemnifying Party is materially harmed or prejudiced by such failure to notify.
     (e) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
     (f) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
     (g) The parties hereto agree that the indemnification provisions set forth in this Section 6 are the exclusive remedy for the breach, inaccuracy or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement or the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of payments made by the Sellers hereunder ever exceed the Special Indemnification Cap, and any liability for any amounts in excess of the Special Indemnification Cap are irrevocably waived by Purchaser.
     (h) In determining the liability of a Party pursuant to this Article 6, no loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such party from any insurance recovery with respect to insurance coverage in place; provided however that nothing set forth herein shall be deemed to infer that a Party must first proceed against any insurance coverage prior to making an indemnification claim against the other Party hereunder.
     (i) Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Party shall be liable for any incidental, special, punitive or consequential damages or any diminution in value, except to the extent that such damages are actually paid in respect of a third-party claim against Purchaser, and provided that such third party claim would otherwise have given rise to a right of indemnification under Section 6(d) above.
7. Documents to be Delivered at the Closing.
     7.1 Delivery by the Sellers. As of the Closing Date, in addition to the execution and delivery of this Agreement, the Sellers shall:
(i)	execute and deliver to Purchaser the Assignment of Marks in the form of Exhibit F-1;

(ii)	execute and deliver to Purchaser the Bill of Sale in the form of Exhibit F-2;

(iii)	execute and deliver to Purchaser the Assignment and Assumption Agreement in the form of Exhibit F-3;

(iv)	have obtained the consents listed in Disclosure Schedules 3.2 and 3.7(d);

(v)	deliver to Purchaser an opinion of counsel to the Sellers, substantially in the form attached as Exhibit F-4;

(vi)	execute and deliver to Purchaser the Transition Services Agreement substantially in the form attached as Exhibit F-5;

(vii)	execute and deliver to Purchaser and Escrow Agent the Escrow Agreement;

(viii)	deliver to Purchaser certified copies of resolutions duly adopted by each of the Sellers’ Board of Directors approving the execution and delivery of this Agreement and documents referenced and the transactions contemplated hereby, which resolutions shall be of full force and effect as of the Closing Date, attached as Exhibit F-6; and

(ix)	deliver to Purchaser the documents to be filed with the Secretary of State of the State of Delaware changing the name of Moving.com to one which is not similar to Moving.com.
     7.2 Delivery by the Purchaser. As of the Closing Date, in addition to the execution and delivery of this Agreement, Purchaser shall:
(i)	execute and deliver to the Sellers the Assignment of Marks in the form of Exhibit F-1;

(ii)	execute, acknowledge and deliver to the Sellers the Assignment and Assumption Agreement in the form of Exhibit F-3;

(iii)	execute and deliver to the Sellers and the Escrow Agent the Escrow Agreement;

(iv)	execute and deliver to Sellers the Transition Services Agreement substantially in the form attached as Exhibit F-5

(v)	caused the wire transfer of funds to the Sellers in the amount of Eight Million Four Hundred Twenty Five Thousand Dollars ($8,425,000);

(vi)	caused the wire transfer of funds to Escrow Agent in the amount of Five Hundred Seventy Five Thousand Dollars ($575,000); and

(vii)	make offers of employment to the Employees; and

(viii)	deliver to the Sellers certified copies of resolutions duly adopted by Purchaser’s Board of Directors approving the execution and delivery of this Agreement and documents referenced and the transactions contemplated hereby, which resolutions shall be of full force and effect as of the Closing Date, attached as Exhibit F-7.
In the event this Agreement is executed but the transactions described above are not consummated on the date hereof, this Agreement shall be null and void. The execution by the Sellers and Purchaser of a closing memorandum shall be conclusive evidence that the transactions described above have been consummated.
8. GENERAL PROVISIONS
     8.1 No Waivers. None of the Parties shall be deemed to waive any of its rights, powers or remedies hereunder unless such waiver is in writing and signed by said party. No delay or omission by any party in exercising any of said rights, powers or remedies shall operate as a waiver thereof, nor shall a waiver signed by any party of any breach of the covenants, conditions or agreements binding on the other parties on one occasion be construed as a waiver or consent to such breach on any future occasion or a waiver of any other covenant, condition, or agreement herein contained.
     8.2 Expenses. Neither of the Parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, including, but not limited to, the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts.
     8.3 Publicity. Each of the Sellers and Purchaser shall obtain the other’s written consent (such consent not to be unreasonably withheld or delayed) prior to any publication, presentation, public announcement or press release (or relevant part thereof), concerning the relationship between the parties or the existence or terms of this Agreement, except as may otherwise be required by law. In addition, each of the Sellers and Purchaser agree not to make any disparaging or derogatory comments regarding the other Parties to any third party that would be reasonably expected to adversely affect the reputation of the other party in any material respect. Notwithstanding anything contained herein to the contrary, Purchaser and Sellers, and their respective Affiliates, shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby and any Seller Confidential Information and Purchaser Confidential Information (i) to their authorized respective representatives and employees, (ii) in connection with summary information about their respective financial condition, (iii) to any of their respective auditors, attorneys, financing sources, potential investors or other agents and (iv) to any bona fide prospective purchaser of their equity or assets (or the equity or assets of their Affiliates); provided that in the case of any disclosure made pursuant to clauses (i) through (iv), the recipient is informed of the confidential nature of such information and has agreed, or is otherwise obligated to maintain the confidentiality of the disclosed material.
     8.4 Assignment. None of the Parties may assign any portion of this Agreement, voluntarily or involuntarily, including without limitation by operation of law, without the prior written consent of the other Parties; provided that the parties hereto acknowledge and agree that Moving.com shall be allowed to freely assign their rights and obligations hereunder to TMP in the event that Moving.com shall be liquidated or otherwise cease to exist at any time. Any attempt to otherwise assign this Agreement shall be null and void. No person or entity not a Party hereto shall have any interest herein or be deemed a third party beneficiary hereof, and nothing contained herein shall be construed to create any rights enforceable by any other person or third party.
     8.5 Partnership. Nothing herein contained shall be construed as creating a partnership or joint venture by or between the parties.
     8.6 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.
     8.7 Severability. Any provision of this Agreement held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.
     8.8 Captions Headings. Captions and paragraph headings used in this Agreement are for convenience only and shall not be used to interpret any provision hereof.
     8.9 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule, which documents are incorporated herein by reference, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and is intended as the parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, including that Letter of Intent dated December 16, 2005 between the Parties, and may be amended or modified only by an instrument in writing signed by all parties.
     8.10 Notices. Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed, in the case of the Sellers, as follows:
TMP Directional Marketing, LLC
317 Madison Ave #2310
New York, NY 10017
Attn: President
with copies to:
TMP DM, LLC
c/o Audax Management Company L.L.C.
101 Huntington Avenue
Boston, MA 02199
Attn: Adam Abramson
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Jeffrey Seifman, P.C.
All notices given under this Agreement shall be addressed, in the case of Purchaser, as follows:
Attn: General Counsel
Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362
or to such other addresses of which the parties have been advised in writing by any of the above-described means. Personal delivery to a party or to any officer, partner, agent, or employee of such party at its address herein shall constitute receipt. The following shall also constitute receipt: (i) a Party’s rejection or other refusal to accept notice, and (ii) the inability to deliver to a Party because of a changed address of which no notice has been received by the other Party. Notwithstanding the foregoing, no notice of change of address shall be effective until ten (10) days after the date of receipt thereof. This Section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided.
     8.11 Arbitration.
     (a) The parties agree that with respect to any dispute, claim or controversy that may arise with respect to this Agreement, its formation, validity or enforceability or the parties’ respective rights and duties hereunder, such dispute shall be resolved by binding arbitration by a single arbitrator.

     (b) The arbitration of any such dispute, claim or controversy, as aforesaid, shall be conducted in New York, NY (or such other location as the parties might agree upon) in accordance with the United States Arbitration Act (Title 9, U.S. Code) and under the auspices of the American Arbitration Association and under its rules for commercial disputes as then in effect. If disputes arise concerning these requests, the arbitrator shall have sole and complete discretion to determine the disputes. The arbitrator shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall deliver a written opinion setting forth findings of fact, conclusions of law and rationale for the decision. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (c) The award of such arbitrator shall be final and binding upon the parties and judgment upon the award rendered by the arbitrator may be entered in any federal or State court of competent jurisdiction.
     8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law. With respect to any litigation arising out of or relating to this Agreement, the Parties agree that it shall be exclusively filed in and heard by the state or federal courts with jurisdiction to hear such suits located in the County of New York, State of New York and each Party hereby submits to the exclusive jurisdiction of such courts.
     8.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
     8.14 Specific Performance. Without limiting or waiving in any respect any rights or remedies of the parties to this Agreement now or hereinafter existing at law or equity or by statute, each of the Parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.
     8.15 Professional Fees. In the event of any litigation or arbitration involving this Agreement or any of the ancillary documents, the prevailing Party in such litigation or arbitration shall be entitled to recover reasonable attorney fees and costs in addition to any other remedy to which it is entitled.
* * * * *

IN WITNESS WHEREOF, each party has executed or caused its duly authorized officer to execute this Agreement the day and year first above written.
Moving.com, Inc.
A Delaware corporation
By: /s/ Michael T. Flanagan
Name: Michael T. Flanagan
Its: Vice President, Treasurer & Secretary
TMP Directional Marketing, LLC
By: /s/ Michael T. Flanagan
Name: Michael T. Flanagan
Its: CFO & Secretary
HSTPUS, Inc.
By: /s/ Allan P. Merrill
Name: Allan P. Merrill
Its: EVP Corporate Development